                                             Exhibit 99.1

Media contact	Investor contact
Chris Grams, 312.930.3435	John Peschier, 312.930.8491
Laurie Bischel, 312.648.8698	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE
CME Group Inc. Reports Third-Quarter 2021 Financial Results
    CHICAGO, October 27, 2021 - CME Group Inc. (NASDAQ: CME) today reported financial results for the third quarter of 2021.
    The company reported revenue of $1.1 billion and operating income of $614 million for the third quarter of 2021. Net income was $927 million and diluted earnings per share were $2.58. On an adjusted basis, net income was $574 million and diluted earnings per share were $1.60. Financial results presented on an adjusted basis for the third quarter of 2021 and 2020 exclude certain items, which are detailed in the reconciliation of non-GAAP results.1
    "We saw robust volume growth in Q3 as clients continued to manage a variety of risks during these times of ongoing economic uncertainty," said CME Group Chairman and Chief Executive Officer Terry Duffy. "Average daily volume grew 14% year over year during the quarter, led by double-digit growth in interest rates, energy and options products, as well as strong non-U.S. volumes, which increased 13% to 5 million contracts per day. We remained focused on meeting the evolving needs of our clients through product innovation. Since the beginning of the year we have delivered 70 new products and solutions, including the introduction of Micro Treasury futures and new ESG-focused products in Q3. Additionally, we made significant progress executing against our long-term strategy by completing the joint venture with IHS Markit and together launching OSTTRA, our new post-trade services company."
Third-quarter 2021 ADV was 17.8 million contracts, including non-U.S. ADV of 5.0 million contracts. Clearing and transaction fees revenue for third-quarter 2021 totaled $879 million. The total average rate per contract was $0.677. Market data revenue totaled $145 million for third-quarter 2021.

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements and earnings presentation materials.

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    As of September 30, 2021, the company had approximately $1.6 billion in cash (including $100 million deposited with Fixed Income Clearing Corporation (FICC) and included in other current assets) and $3.4 billion of debt (including $749 million in short-term debt). The company paid dividends during the third quarter of $323 million. The company has returned approximately $16.3 billion to shareholders in the form of dividends since the implementation of the variable dividend policy in early 2012.

    CME Group will hold a Q&A conference call to discuss third-quarter 2021 results at 8:30 a.m. Eastern Time today. A live audio webcast of the Q&A call will be available on the Investor Relations section of CME Group’s website at www.cmegroup.com. An archived recording will be available for up to two months after the call.

    As the world's leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data - empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals.  The company offers futures and options on futures trading through the CME Globex® platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world's leading central counterparty clearing providers, CME Clearing.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and, E-mini are trademarks of Chicago Mercantile Exchange Inc.  CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc.  NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc.  COMEX is a trademark of Commodity Exchange, Inc. BrokerTec, and EBS are trademarks of BrokerTec Europe LTD, EBS Group LTD, respectively. Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor's Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc.  All other trademarks are the property of their respective owners.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers at substantially similar trading levels, develop strategic relationships and attract new customers; our ability to expand and globally offer our products and services; changes in regulations, including the impact of any changes in laws or government policies with respect to our products or services or our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand or changes to regulations in various jurisdictions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our credit and liquidity risk management practices to adequately protect us from the credit risks of clearing members and other counterparties, and to satisfy the margin and liquidity requirements associated with the BrokerTec matched principal business; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; our dependence on third-party providers and exposure to risk through third parties, including risks related to the performance, reliability and security of technology used by our third-party providers; volatility in commodity, equity and fixed income prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indices, fixed income instruments and foreign exchange rates; economic, social, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; the impact of the COVID-19 pandemic and response by governments and other third parties; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks, control the costs and achieve the synergies associated with our strategy for acquisitions, investments and alliances, including those associated with NEX; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options transactions and/or repeal of the 60/40 tax treatment of such transactions; our ability to maintain our brand and reputation; and the unfavorable resolution of material legal proceedings.  For a detailed discussion and additional information concerning these and other factors that might affect our performance, see our other recent periodic filings, including our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission ("SEC") on February 26, 2021, under the caption "Risk Factors".

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$1,459.4	$1,633.2
Marketable securities	110.3	100.9
Accounts receivable, net of allowance	470.4	461.3
Other current assets (includes $4.8 and $4.7 in restricted cash)	362.7	306.7
Performance bonds and guaranty fund contributions	149,191.6	86,781.8
Total current assets	151,594.4	89,283.9
Property, net of accumulated depreciation and amortization	521.3	579.2
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	3,592.6	4,865.3
Goodwill	10,529.0	10,798.8
Other assets (includes $2.8 and $0.6 in restricted cash)	3,361.7	1,957.1
Total Assets	$186,774.3	$124,659.6
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$71.0	$69.3
Short-term debt	749.2	—
Other current liabilities	405.3	1,346.8
Performance bonds and guaranty fund contributions	149,191.6	86,781.8
Total current liabilities	150,417.1	88,197.9
Long-term debt	2,695.7	3,443.8
Deferred income tax liabilities, net	5,392.4	5,607.0
Other liabilities	987.0	1,059.4
Total Liabilities	159,492.2	98,308.1
CME Group Shareholders’ Equity	27,282.1	26,319.9
Non-controlling interests	—	31.6
Total Equity	27,282.1	26,351.5
Total Liabilities and Equity	$186,774.3	$124,659.6

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended, September 30,
	2021	2020	2021	2020
Revenues
Clearing and transaction fees	$878.9	$835.4	$2,815.8	$3,054.4
Market data and information services	145.4	139.4	434.8	405.6
Other	85.6	105.9	291.8	325.1
Total Revenues	1,109.9	1,080.7	3,542.4	3,785.1
Expenses
Compensation and benefits	198.6	216.4	635.3	640.9
Technology	49.3	48.1	146.8	144.9
Professional fees and outside services	45.2	48.4	119.4	141.3
Amortization of purchased intangibles	59.0	78.3	179.0	232.2
Depreciation and amortization	37.2	39.7	111.9	111.7
Licensing and other fee agreements	57.6	57.7	176.5	187.0
Other	49.3	67.1	160.0	204.7
Total Expenses	496.2	555.7	1,528.9	1,662.7
Operating Income	613.7	525.0	2,013.5	2,122.4
Non-Operating Income (Expense)
Investment income	145.8	23.6	239.1	151.6
Interest and other borrowing costs	(41.8)	(41.7)	(125.0)	(124.5)
Equity in net earnings of unconsolidated subsidiaries	66.4	44.0	178.3	144.0
Other non-operating income (expense)	311.8	(14.4)	268.4	(106.4)
Total Non-Operating Income (Expense)	482.2	11.5	560.8	64.7
Income before Income Taxes	1,095.9	536.5	2,574.3	2,187.1
Income tax provision	169.6	125.0	562.6	505.5
Net Income	926.3	411.5	2,011.7	1,681.6
Less: net (income) loss attributable to non-controlling interests	0.2	0.2	(0.5)	(0.4)
Net Income Attributable to CME Group	$926.5	$411.7	$2,011.2	$1,681.2
Earnings per Common Share Attributable to CME Group:
Basic	$2.59	$1.15	$5.61	$4.70
Diluted	2.58	1.15	5.60	4.69
Weighted Average Number of Common Shares:
Basic	358,363	357,791	358,258	357,669
Diluted	358,988	358,590	358,894	358,492

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021
Trading Days	64	64	61	63	64
Quarterly Average Daily Volume (ADV)(1)
CME Group ADV (in thousands)

Product Line	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021
Interest rates	5,315	6,273	10,349	8,581	8,111
Equity indexes	5,410	5,148	6,117	4,926	5,100
Foreign exchange	829	818	852	769	776
Energy	1,852	1,940	2,363	1,963	2,179
Agricultural commodities	1,372	1,478	1,471	1,631	1,141
Metals	825	568	675	568	480
Total	15,603	16,225	21,827	18,438	17,786
Venue
CME Globex	15,054	15,469	20,436	17,223	16,652
Open outcry (2)	108	273	678	646	598
Privately negotiated	441	483	713	569	536
Total	15,603	16,225	21,827	18,438	17,786

Quarterly Average Rate Per Contract (RPC)(1)
CME Group RPC

Product Line	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021
Interest rates	$0.506	$0.490	$0.475	$0.491	$0.483
Equity indexes	0.525	0.523	0.532	0.555	0.555
Foreign exchange	0.763	0.739	0.779	0.805	0.803
Energy	1.171	1.165	1.097	1.140	1.127
Agricultural commodities	1.284	1.301	1.343	1.343	1.319
Metals	1.309	1.389	1.415	1.438	1.463
Average RPC	$0.716	$0.699	$0.658	$0.695	$0.677

1. ADV and RPC includes futures and options on futures only.
2. Due to the COVID-19 pandemic, in March 2020 we closed our open outcry trading floor. We began a limited reopening of the trading floor in the third quarter of 2020. Only the Eurodollar options trading pit (where options on One-Month and Three-Month Secured Overnight Financing Rate (SOFR) futures also trade) remains open.

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended, September 30,
	2021	2020	2021	2020
Net Income Attributable to CME Group	$926.5	$411.7	$2,011.2	$1,681.2

Restructuring and severance	6.6	6.0	25.8	16.6

Amortization of purchased intangibles(1)	63.1	78.3	183.1	232.2

Acquisition-related costs(2)	18.7	9.2	36.0	26.4

Foreign exchange transaction (gains) losses	(3.2)	6.1	0.2	2.4

Unrealized and realized (gains) losses on investments	(434.5)	3.8	(455.5)	6.3

(Gains) on derivatives	—	—	—	(1.5)

Realized and unrealized losses on assets(3)	0.5	2.7	1.7	28.8

Litigation matters	—	3.4	(3.1)	7.4

Trading floor enhancements	1.4	1.5	1.4	2.5

Income tax effect related to above	(0.8)	(26.1)	(34.1)	(85.7)

Other income tax items	(3.9)	(1.6)	37.5	(2.6)

Adjusted Net Income Attributable to CME Group	$574.4	$495.0	$1,804.2	$1,914.0

GAAP Earnings per Common Share Attributable to CME Group:
Basic	$2.59	$1.15	$5.61	$4.70
Diluted	2.58	1.15	5.60	4.69

Adjusted Earnings per Common Share Attributable to CME Group:
Basic	$1.60	$1.38	$5.04	$5.35
Diluted	1.60	1.38	5.03	5.34

Weighted Average Number of Common Shares:
Basic	358,363	357,791	358,258	357,669
Diluted	358,988	358,590	358,894	358,492

1. Includes $4.1 million of amortization of purchased intangibles (net of tax) at OSTTRA, reported in Equity in net earnings of unconsolidated subsidiaries.
2. Acquisition-related costs primarily include professional fees related to the NEX integration and IHS Markit transaction.
3. Results include net gains and losses on intangible assets and fixed assets.